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Exhibit 10.43

COMPENSATION OF DIRECTORS

        The following is a description of the compensation payable to Directors of Zenith National Insurance Corp. (the "Company"). It is provided pursuant to Paragraph 10(iii) to Item 601 of Regulation S-K, which requires a written description of a compensatory arrangement when no formal document contains the compensation information.

        Directors of the Company are elected annually.

        Employee Directors receive no additional compensation for serving on the Board of Directors. Non-employee Directors are paid an annual fee of $62,500 for their service. Each Director who serves on a committee of the Board receives an additional annual fee of $31,250 for each committee on which he or she serves. In addition, Directors are reimbursed for all out of pocket expenses incurred by them in connection with their service.

Note: On February 10, 2005, the Board of Directors changed the compensatory arrangement for Directors. Please see the Form 8-K filed by the Company on February 16, 2005.

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COMPENSATION OF DIRECTORS